JOHN HANCOCK INSTITUTIONAL SERIES TRUST
           -John Hancock Independence Diversified Core Equity Fund II
                              101 Huntington Avenue
                                Boston, MA 02199


                 AMENDMENT TO SUB-INVESTMENT MANAGEMENT CONTRACT
                 -----------------------------------------------

         It is hereby agreed that on February 26, 2002, the Trustees voted to amend Section 5 of the Fund's Sub-Investment Management Contract. The amendment reduced the compensation to the Sub-Adviser, effective as of the close of business on June 7, 2002. The first sentence of Section 5 is hereby deleted and replaced with the following:

         For all services to be rendered, facilities furnished and expenses paid or assumed by the Sub-Adviser as herein provided for the Fund, the Adviser will pay the Sub-Adviser quarterly, based on the "average daily net asset" value of the Fund for each of the preceding 3 months, in arrears a fee at the annual rate of 75% of the investment advisory fee payable to the Adviser.


Executed this 7th day of June, 2002



         JOHN HANCOCK INSTITUTIONAL SERIES TRUST
         on behalf of John Hancock Independence Diversified Core Equity Fund II


         By:  /s/Maureen R. Ford
              ------------------
              President, Chairman, and Chief Executive Officer



         JOHN HANCOCK ADVISERS, LLC


         By:  /s/Susan S. Newton
              ------------------
              Senior Vice President and Corporate Secretary



         INDEPENDENCE INVESTMENT, LLC


         By:  /s/Mark Lapman
             --------------